Public Public CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2024, relating to the financial statements of BlackSky Technology Inc., appearing in the Annual Report on Form 10-K of BlackSky Technology Inc. for the year ended December 31, 2023. /s/ Deloitte & Touche LLP McLean, VA March 22, 2024